Exhibit 23.1

We hereby consent to the use in the Registration Statement on Post-Effective Amendment No. 1 on Form S-1/A, of Qrons Inc., that was filed on or about March 18, 2022, of our Report of Independent Registered Public Accounting Firm, dated March 9, 2022, on the balance sheets of Qrons Inc., as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders' deficit and cash flows for the years then ended, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Heaton & Company, PLLC

Heaton & Company, PLLC
(dba Pinnacle Accountancy Group of Utah)
Farmington, Utah
March 18, 2022